EXHIBIT 3.5(a)

State of Missouri Rebecca McDowell Cook, Secretary of State P.O. Box 778, Jefferson City, Mo. 65102 Corporation Division
Amendment of Articles of Incorporation
(To be submitted in duplicate)
Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:
1. The present name of the Corporation is CARUTHERSVILLE RIVERBOAT ENTERTAINMENT, INC.
  The name under which it was originally organized was CARUTHERSVILLE RIVERBOAT ENTERTAINMENT, INC.
2. An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on December 23, 1996.
3. Article Number 3 is amended to read as follows:
     3. Authorized Shares. The authorized number of shares of the corporation is 10,000 shares, without par value, of which 1,000 are classified voting common shares and 9,000 are classified nonvoting common shares. The express terms of such classes of shares are identical, except as follows: (i) each outstanding voting common share shall entitle the holder thereof to notice of meetings of shareholders and to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action; and (ii) each outstanding nonvoting common share shall not entitle the holder thereof to notice of meetings of shareholders or to any voting rights whatsoever on any matter submitted to the shareholders for their vote, consent, waiver, release, or other action, except as required by law.
(If more than one article is to be amended or more space is needed attach fly sheet.)

4. Of the 100 shares outstanding,100% of such shares were entitled to vote on such amendment.
     The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares
Common	100
5. The number of shares voted for and against the amendment was as follows:

Class Common	No. Voted For 100	No. Voted Against 0
6.	If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is:
N/A
If the amendment changed the number of authorized shares without par value, the authorized number of shares without par value as changed and the consideration proposed to be received for such increased authorized shares without par value as are to be presently issued are:
10,000 authorized shares
   1,000 voting
   9,000 nonvoting
7.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:
N/A

IN WITNESS WHEREOF, the undersigned,	WILLIAM J. YUNG

	President or	has executed this instrument and its

Vice President
Secretary		has affixed its corporate seal hereto and

Secretary or Assistant Secretary
attested said seal on the 23rd day of December, 1996.
(SEAL)

CARUTHERSVILLE RIVERBOAT ENTERTAINMENT, INC. Name of Corporation
ATTEST:

Secretary or Assistant Secretary	By	/s/ William J. Yung President or Vice President William J. Yung President and Secretary
State of Ohio                                                                               )
County of Hamilton                                                                    ) ss.
(STAMP)
     I, Laurie J. Hayden, a Notary Public, do hereby certify that on this 23rd day of December, 1996, personally appeared before me WILLIAM J. YUNG who, being by me first duly sworn, declared that he is the President and Secretary of Caruthersville Riverboat Entertainment, Inc. that he signed the foregoing documents as President of the corporation, and that the statements therein contained are true.

(Notarial Seal)	/s/ Laurie J. Hayden

Notary Public

My commission expires	LAURIE J. HAYDEN Notary Public, State of Ohio My Commission Express July, 31 ,1999